EXHIBIT 99.2

Indoor Harvest and BIOS Lighting to Develop Integrated LED Solutions

Companies to combine technologies for development of Cannabis biomanufacturing platform

HOUSTON, TX – (Globe Newswire) – November 1, 2017 – Indoor Harvest Corp. (OTCQB: INQD), a developer of personalized Cannabis medicines and a provider of advanced cultivation methods and processes, announced today that it has selected BIOS Lighting as its exclusive LED development partner for its efforts in Arizona, Colorado, and Texas.

The two Companies plan to collaborate, alongside Harvest Air, towards the development of a fully integrated platform designed to provide producers the ability to manage and record phenotypic plasticity in the Cannabis plant. By combining Indoor Harvest’s proven aeroponic methods, Harvest Air’s HVAC designs, and customized lighting solutions from BIOS Lighting, the three Companies plan to demonstrate an ability to manipulate and control phenotypic expression in the Cannabis plant for the purpose of research and production of pharmaceuticals.

“The current state of building integrated agriculture is a hodgepodge of various technologies that in many cases cannot communicate directly and are poorly integrated. This creates many inefficiencies and provides poor baseline data for research and feedback. Taking a page from the evolution of data centers, we’re bringing the key pillars of aeroponics, HVAC, and LED lighting together to develop scalable, fully integrated solutions. BIOS’s team of scientists and engineers are some of the best in the industry and I’m excited to have this opportunity to work with them,” stated Chad Sykes, Founder and Chief of Cultivation of Indoor Harvest.

In addition to collaborative product development, the group plans to develop advanced automation strategies to control the growth of cultivars with high pressure aeroponics by integrating power generation, HVAC, LED lighting systems, phytometric devices, and near-infrared technologies, into a fully integrated facilities package. By using real time measurements of plant physiological processes and precision management of the production facility environment, the group intends to offer the very first true biomanufacturing platform designed specifically for Cannabis phytochemistry and precise phytochemical production.

“From inception, BIOS Lighting has been using scientific endeavors to engineer quality, efficient, cutting-edge LED lighting solutions for a variety of biological lighting applications. Part of that innovation has been through collaborative efforts with strong scientific research and engineering partnerships. We (BIOS) couldn’t be more excited about working with Indoor Harvest on the future of Cannabis production and LED technology integration. We all see this as a need for the industry in the long-term. In addition, BIOS and Indoor Harvest have been proponents of optimizing environmental conditions to control plant expression profiles. Having this opportunity to use our controlled environment crop production expertise for this type of mutually beneficial and collaborative project fills a significant industry void and creates a much needed niche in the market,” stated Neil Yorio, Executive Vice President - Agricultural Lighting, BIOS Lighting

Prototype development will take place in Tempe, Arizona, as part of Indoor Harvest’s planned Cannabis technology development. In exchange for BIOS Lighting’s support and services, Indoor Harvest has agreed to exclusively utilize any developed hardware or strategies provided by BIOS in its future developments in Parachute, Colorado and Stockdale, Texas, or other location in Texas approved under the Texas Compassionate Use program.

The Company has published an investor deck and a letter from our founder summarizing the group’s plans, which can be downloaded from the link below:

http://18.221.30.135/wp-content/uploads/2017/10/INQD-Investor-Deck-November-with-Founder-Letter-2017.pdf

About BIOS Lighting

Biological Innovations and Optimization Systems, LLC (BIOS) is a recognized innovator in the biological application of LED lighting. Through groundbreaking research and continuous development, BIOS LED lighting solutions are designed to improve the health and wellbeing of people, plants, and animals, while reducing energy use and creating a more sustainable planet. By integrating years of biological and horticultural expertise with science first developed at NASA for the International Space Station, and the latest advancements in LED lighting and controls, BIOS creates lighting technologies that deliver unparalleled biological and horticultural results. The BIOS Lighting team has a collective experience of more than 50 years in lighting and research and development, and are listed on more than 30 LED lighting technology patents. Located in the “Space Coast” area of FL, its Melbourne headquarters are just south of NASA’s Kennedy Space Center, where BIOS continues to support NASA’s ongoing research programs. More information is available at www.BIOSLighting.com.

About Indoor Harvest Corp

Indoor Harvest, Corp. (OTCQB: INQD) is a developer of personalized Cannabis medicines and a provider of advanced cultivation methods and processes. Its brand name Indoor Harvest®, is a full service, state of the art design-build engineering firm for the indoor farming industry. Providing production platforms and complete custom designed build outs for both greenhouse and building integrated agriculture (BIA) grows, tailored to the specific needs of virtually any cultivar. Our patent pending aeroponic fixtures are based upon a modular concept in which primary components are interchangeable. Visit our website at http://www.indoorharvest.com for more information about our Company.

Forward-Looking Statements

This release contains certain “forward-looking statements” relating to the business of Indoor Harvest and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “estimates,” “believes,” “anticipates,” “intends,” expects” and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Indoor Harvest’s current expectations and beliefs concerning future developments and their potential effects on Indoor Harvest. There can be no assurance that future developments affecting Indoor Harvest will be those anticipated by Indoor Harvest. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. Indoor Harvest undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact Information

Hayden IR

Stephen Hart

(917) 658-7878

hart@haydenir.com